Item 77D

Policies with respect to security investments

1. At a meeting of the Board of Trustees (the "Board") of BNY Mellon Funds Trust (the "Trust"), a Massachusetts business trust, held on March 10, 2015, the Board approved changes to the permissible investment options in the Developed International and Global Equities asset class of BNY Mellon Asset Allocation Fund, effective April 1, 2015.  The changes are more particularly described in a Supplement dated March 11, 2015 to the Trust's Prospectus dated December 31, 2014 (the "Prospectus"), filed on that date with the Securities and Exchange Commission (the "SEC"), which is incorporated herein by reference.

2. At a meeting of the Board held on June 9, 2015, the Board approved changes to the investment strategy of BNY Mellon Emerging Markets Fund, effective July 27, 2015.  The changes are more particularly described in a Supplement dated June 10, 2015 to the Trust's Prospectus filed on that date with the SEC, which is incorporated herein by reference.

3. At a meeting of the Board held on June 9, 2015, the Board approved changes to the investment strategy of BNY Mellon International Fund, effective July 27, 2015.  The changes are more particularly described in a Supplement dated June 10, 2015 to the Trust's Prospectus filed on that date with the SEC, which is incorporated herein by reference.